Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release January 31, 2022

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Appoints New Director

Kentucky First Federal Bancorp (Nasdaq: KFFB) (the “Company”), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced that Lou Ella Farler has been appointed to serve on the Company’s Board of Directors.

Mrs. Farler served her entire career at First Federal Savings and Loan of Hazard including six years as the bank’s President and CEO, ending with her retirement in 2018. She has served on the Board of Directors of First Federal of Hazard since 2011. She is a life-long resident of Hazard and has been very active in various community and civic activities including ten years as a City Commissioner.

Chairman Tony Whitaker stated, “We are thrilled with the addition of Mrs. Farler to the Company’s Board. Her wise counsel and guidance, the experience she offers the Company from her distinguished career with First Federal Savings and Loan of Hazard, and her commitment and knowledge to Hazard, one of our Company’s core markets makes her an excellent addition to the Board.” President Don Jennings added, “The board could not have found a person who engenders more respect and admiration from both members of her community and from those she has worked with in the Company through the years.”

Mrs. Farler will serve until the 2022 annual meeting of the Company at which point she will stand for election to an ongoing term. It is expected that she will be appointed to the Board’s Audit, Compensation and Nominating and Corporate Governance Committees.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2021, the Company had approximately 8,218,215 shares outstanding of which approximately 57.5% was held by First Federal MHC.